UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  August 4, 2008

United Online, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code  (818) 287-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act                (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry Into a Material Definitive Agreement.

On August 4, 2008, United Online, Inc.’s (“UOL”) wholly-owned indirect subsidiary, UNOLA Corp., a Delaware corporation (“Merger Sub”), entered into a Credit Agreement (the “Credit Agreement”) by and among Merger Sub, the financial institutions parties thereto from time to time and Wells Fargo Bank, National Association, as administrative agent for the lenders (the “Administrative Agent”).  The Credit Agreement provides Merger Sub with a $425 million senior secured credit facility consisting of (i) a $300 million six-year term loan B facility (the “Term B Facility”), (ii) a $75 million five-year term loan A facility (the “Term A Facility”) and (iii) a $50 million five-year revolving credit facility (the “Revolving Credit Facility” and together with the Term A Facility and Term B Facility, the “Credit Facilities”) and certain other financial accommodations including letters of credit.  Loans under the Credit Facilities will be used to finance, in part, the proposed acquisition (the “Acquisition”) of FTD Group, Inc. (“FTD”), as previously announced on April 30, 2008.  It is expected that Merger Sub will make borrowings under the Credit Facilities on the closing date of the proposed acquisition of FTD (the “Closing Date”) and that upon the consummation of the Acquisition, FTD will assume all of Merger Sub’s obligations under the Credit Agreement.

On and following the Closing Date, the obligations under the Credit Agreement will be guaranteed by Merger Sub’s parent, UNOL Intermediate, Inc., a Delaware Corporation (“Holdings”), and certain of FTD’s wholly-owned domestic subsidiaries (“Subsidiary Guarantors” and together with Holdings, Merger Sub and FTD, the “Loan Parties”).  In addition, the obligations under the Credit Agreement will be secured by a lien on substantially all of the assets of the Loan Parties, including a pledge of all (except with respect to foreign subsidiaries, in which case such pledge shall be limited to 66% of the outstanding capital stock) of the outstanding capital stock of the Loan Parties’ direct subsidiaries.

The interest rate set forth in the Credit Agreement for loans made under the Revolving Credit Facility and Term A Facility is either a base rate plus 2.5% per annum, or LIBOR plus 3.5% per annum (with a LIBOR floor of 3.0%), in each case, with step-downs in the interest rate depending on FTD’s leverage ratio. The interest rate set forth in the Credit Agreement for loans made under the Term B Facility is either a base rate plus 3.5% per annum, or LIBOR plus 4.5% per annum (with a LIBOR floor of 3.0%), in each case, with a step-down in the interest rate depending on FTD’s leverage ratio.  In addition, FTD will pay a commitment fee equal to 0.50% per annum (with step-downs in the interest rate depending on FTD’s leverage ratio) on the unused portion of the Revolving Credit Facility.  The Credit Agreement contains customary representations and warranties, events of default, affirmative covenants and negative covenants, that will, among other things, require the Loan Parties not to exceed a maximum leverage ratio and to maintain a minimum fixed-charge coverage ratio and will impose restrictions and limitations on, among other things, capital expenditures, investments, dividends, asset sales, the Loan Parties’ ability to incur additional debt, and additional liens.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference.  The description above of the Credit Agreement is qualified in its entirety by the complete text of the Credit Agreement.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits

                (d)           Exhibits.

Exhibit No.	Description of Exhibits
10.1

Credit Agreement, dated as of August 4, 2008 by and among UNOLA Corp., a Delaware corporation, the financial institutions parties thereto from time to time and Wells Fargo Bank, National Association, as sole lead arranger, sole book manager and administrative agent for the lenders.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2008

UNITED ONLINE, INC.

By:	/s/ Scott H. Ray
Name:	Scott H. Ray
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Credit Agreement, dated as of August 4, 2008 by and among UNOLA Corp., a Delaware corporation, the financial institutions parties thereto from time to time and Wells Fargo Bank, National Association, as sole lead arranger, sole book manager and administrative agent for the lenders.